Exhibit 10.1

CONSENT AND AGREEMENT

OF

SERIES A CONVERTIBLE PREFERRED STOCKHOLDERS

AMERICAN DEFENSE SYSTEMS, INC.

May 23, 2008

Reference is made to (i) that certain Securities Purchase Agreement, dated March 7, 2008 (“Purchase Agreement”), by and among American Defense Systems, Inc. (the “Company”) and West Coast Opportunity Fund, LLC, Centaur Value Fund, LP and United Centaur Master Fund (collectively, the “Holders”), pursuant to which the Holders acquired shares of the Company’s Series A Convertible Preferred Stock (“Preferred Shares”) and related warrants (“Warrants”), and (ii) that certain Certificate of Designations, Preferences and Rights of such Preferred Shares (“Certificate of Designations”).

The Company has applied (the “Application”) to list its common stock (“Common Stock”) on the American Stock Exchange (“Amex”).  In order to comply with the rules of the Amex, including, without limitation, Sections 101, 122 and 713 of the Amex Company Guide, and for the Application to be approved, it is necessary, among other things, that this Consent and Agreement be agreed to by the Holders.

The undersigned, being the holders of the outstanding Preferred Shares of the Company, hereby consent and agree as follows:

1.                                       Minimum Conversion Price Regarding Voting. Notwithstanding any contrary or inconsistent provision in the Certificate of Designations or Purchase Agreement other than the limits regarding the Maximum Percentage as set forth (and defined) in the Certificate of Designations, for the purpose only of determining the number of votes each Preferred Share shall be entitled to vote pursuant to the Certificate of Designations, the Conversion Price (as defined in the Certificate of Designations) on the record date for the taking of any vote (or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited) shall not in any case be deemed less than an amount equal to $2.00 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events after the Subscription Date (as defined in the Certificate of Designations)).

2.                                       Limitations on Certain Conversions. Notwithstanding any contrary or inconsistent provision of the Certificate of Designations or Purchase Agreement, in no event shall (i) any Preferred Share be converted into shares of Common Stock pursuant to the Certificate of Designations, (ii) any Dividend Share (as defined in the Certificate of Designations) be issued pursuant to the Certificate of Designations, or (iii) any Warrant Share be issued upon exercise of the Warrants, if such conversion, issuance or exercise would cause the Company to have issued in the aggregate more than 7,858,358 shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events after the Subscription Date) (which amount equals approximately 19.99% of the total shares of Common Stock outstanding on the initial closing date under the Purchase Agreement) (the “Exchange Cap”), without approval of the holders of the Common Stock or the agreement, waiver of consent of the Amex with respect to such stockholder approval. Any then outstanding Preferred Shares and Warrant Shares or fraction thereof that cannot be converted or exercised, as applicable, as a result of the preceding sentence shall remain outstanding in accordance with, and subject to, the Certificate of Designations, the Warrants and Purchase Agreement, other than the right of conversion or exercise as applicable, until such stockholder approval or Amex consent is obtained.   Until such approval or waiver is obtained, no Holder shall be issued, upon exercise or conversion, as applicable, of any Warrants or Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the aggregate stated value amount of the number of Preferred Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate stated value of all the Preferred Shares issued to the Holders pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each holder, the “Exchange Cap Allocation”).  In the event that any Holder shall sell or otherwise transfer any of such Holder’s Warrants or Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any Holder of Preferred Shares shall convert or exercise all of such Holder’s Preferred Shares and Warrants, as applicable, into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Preferred Shares and Warrants on a pro rata basis in proportion to the shares of Common Stock underlying the Preferred Shares and Warrants then held by each such Holder.

3.                                       Listing.  Notwithstanding any contrary or inconsistent provision of the Certificate of Designations or Purchase Agreement, including, without limitation, Section 4(f) (Listing) of the Purchase Agreement, the Holders agree that the extent to which the Company is required to secure or maintain the listing of the Conversion Shares, Warrant Shares, Dividend Shares and other Listed Securities (each term as defined in the Purchase Agreement) shall be subject to any limitations imposed, or otherwise required, by the Amex pursuant to the Amex Company Guide or their discretionary authority.

4.                                       Stockholder Approval.  The Company shall provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be promptly called and held not later than December 31, 2008 (the “Stockholder Meeting Deadline”), a proxy statement, substantially in the form which has been previously reviewed by Schulte Roth & Zabel LLP, at the expense of the Company, not to exceed $10,000 (which review shall be completed within five (5) Business Days (as defined in the Purchase Agreement) of such counsel’s receipt of the proxy statement and such review requirement shall be waived if such counsel has not completed its review within such five (5) Business Day period), soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions providing for the Company’s issuance of all of the Securities (as defined in the Purchase Agreement) as described in the Transaction Documents (as defined in the Purchase Agreement) in accordance with applicable law and the rules and regulations of Amex (such affirmative approval being referred to herein as the “Stockholder Approval”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such resolutions  and to cause the board of directors of the Company to recommend to the stockholders that they approve such resolutions.  The Company shall be obligated to use its reasonable best efforts to obtain the Stockholder Approval by the Stockholder Meeting Deadline.  If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional Stockholder Meeting to be held every six (6) months thereafter until such Stockholder Approval is obtained or the Preferred Shares are no longer outstanding.

5.                                       Equity Conditions.  The parties hereby agree that unless and until the Stockholder Approval is obtained, the Equity Conditions (as defined in Certificate of Designations) shall not have been satisfied.

6.                                       Financial Covenants and Operating Results.

(a)                                  For purposes of this Section 6, the following definitions shall apply.

(i)                                     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through holding beneficial ownership interests in such other Person, by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any holder of Preferred Stock be considered an “Affiliate” of the Company hereunder.

(ii)                                  “Consolidated EBITDA” means, with respect to the Company for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of the Company and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of the Company for such period:  (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, and (D) amortization expense.

(iii)                               “Consolidated Net Income” means, with respect to the Company for any period, the net income (loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations and (e) interest income (including interest paid-in-kind).

(iv)                              “Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of the Company and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of the Company), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with

Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

(v)                                 “Fiscal Year” means the Company’s fiscal year that ends on December 31, or such other fiscal year adopted by the Company for the financial reporting purposes in accordance with GAAP.

(vi)                              “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

(viii)                        “Revenues” means the amount set forth in the line item entitled “Total Net Revenues” in the Company’s publicly available consolidated financial statements, as prepared in accordance with GAAP.

(b)                                 Financial Covenants.  For the Fiscal Year ended December 31, 2008, the Company shall achieve (a) Revenues equal to or exceeding $50,000,000 for such period and (b) Consolidated EBITDA equal to or exceeding $13,500,000 for such period (the “Financial Covenants”).  For purposes of determining whether Revenues and EBITDA satisfy the foregoing Financial Covenants, the financial impact of any acquisitions (whether stock or asset transactions), mergers, business combinations, tender or exchange offers or similar transactions consummated by the Company and its Subsidiaries after the Effective Date shall not be included.

(c)                                  Operating Results Announcement.  No later than February 15, 2009 (the “Operating Results Announcement Deadline”), the Company shall publicly disclose and disseminate (the date of such disclosure, the “Operating Results Announcement Date”) its operating results (the “Operating Results”) for the Fiscal Year ended December 31, 2008.  The announcement of the Operating Results shall state (A) the amount of the Consolidated EBITDA and Revenues for Fiscal Year ended December 31, 2008 and (B) whether the Company has achieved the Financial Covenants; provided, however, that in the event that the Company shall not have announced the Operating Results for the Fiscal Year ended December 31, 2008 by the Operating Results Announcement Deadline, the Company shall be deemed to have failed to achieve the Financial Covenants.  On the Operating Results Announcement Date, the Company shall also provide to the Holders a certification, executed on behalf of the Company by the Chief Financial Officer of the Company, certifying that the Company has either achieved or failed to achieve each Financial Covenant.

7.                                       Transaction Documents.  The parties hereby agree that this Consent and Agreement shall be deemed to be a Transaction Document (as defined in the Securities Purchase Agreement).  For the avoidance of doubt, any covenant herein which is breached shall be deemed a Triggering Event under Section 3(a)(vii) the Certificate of Designations for which there shall be no cure period.

8.                                       Dilutive Issuances.  The Company shall not, in any manner, enter into or effect any Dilutive Issuance (as defined in the Certificate of Designations) until the Stockholder Approval is obtained.

9.                                       Effective Time.  This Consent and Agreement shall be effective upon the delivery to each of the Holders of a Voting Agreement in the form of Exhibit A attached hereto duly executed by the Company and each of Anthony Piscitelli, Gary Sidorsky and Curtis Taufman (the “Voting Agreements”) (the date of such delivery, the “Effective Date”).  Prior to obtaining the Stockholder Approval, the Company shall not amend, waive or modify any provision of any of the Voting Agreements.

10.                                 Disclosure.  On or before 8:30 a.m., New York City time, on the first (1st) Business Day following the Effective Date, the Company shall file a Current Report on Form 8-K describing the terms of this Consent and Agreement and attaching a copy of the form of this Consent and Agreement.

11.                                 Expenses.  The Company shall pay the reasonable legal fees and expenses of Schulte Roth & Zabel LLP, incurred by the Holders in connection with the negotiation of this Consent and Agreement and the Voting Agreements.

12.                                 Transferees.  Notwithstanding any contrary of inconsistent provision of the Certificate of Designations or Purchase Agreement, the transfer of any Preferred Shares shall be subject to the transferee’s written agreement to be bound by the terms of this Consent and Agreement as a Holder.

This Consent and Agreement (i) may be executed and delivered in counterparts and by PDF or facsimile, and (ii) shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[Signatures follow]

IN WITNESS WHEREOF, the undersigned have executed this Consent and Agreement as of the date first set forth above.

WEST COAST OPPORTUNITY FUND, LLC

By:
Name:
Title:

CENTAUR VALUE FUND, LP

By:
Name:
Title:

UNITED CENTAUR MASTER FUND

By:
Name:
Title:

ACCEPTED AND AGREED:

AMERICAN DEFENSE SYSTEMS, INC.

By:
Name:
Title: